Exhibit 10.24

EMAIL CORRESPONDENCE:

From: Ed Anderson

To: Ivy Council

Sent: Wed, 6 Dec 2006 5:46 pm
Subject: offer letter

Ivy,

On behalf of Citi Trends, Inc. I am pleased to offer you the position of Senior Vice President of Human Resources. Your projected start date will be January 1, 2007. The terms of your employment are as follows:

Your starting base pay will be $200,000 annually paid $7,692 bi-weekly. Your next salary review will be in March 2008.

Annual bonus 35% of base salary. Payment of $35,000 in March 2006 and guarantee of at least $70,000 for 2007 bonus to be paid in March 2008.

2,000 stock options (4 yr vesting, 10 yr life) will be granted when you come to work; additionally, in March 2007 $60,000 of restricted stock (4 yr vesting) will be granted to you. After 2007, stock will be granted to you commensurate with your position with the company.

Vacation 3 weeks.

Relocation: The company will pay the cost of moving household goods to Savannah. The company will provide temporary living for up to 6 months. Additionally, the company will reimburse you the selling commission on the sale of your California residence at a maximum of 6% of the selling cost with a cap of $100,000. This reimbursement of selling commission is good for up to 36 months from date of hire. Note that the company will not gross-up any of these relocation costs that may be taxable to you.

You will be eligible in accordance with company policy to participate in all benefit programs including vacation and holiday time, medical, dental, disability, life and 401k plans. The company reserves the right to terminate benefit programs at its sole discretion.

You will be an employee at will, meaning you or Citi Trends can terminate your employment with or without cause. This offer of employment is contingent on your passing a drug test and criminal background check.

We look forward to having you on the Citi Trends team. It is an exciting time for our company and you have the skills to help us achieve our potential.

Sincerely,

Ed Anderson
Chairman and CEO

Please email your acceptance back to me.